Exhibit 99.1

BIO GREEN MED SOLUTION Reports THIRD quarter financial results and provides business update

KUALA LUMPUR, MALAYSIA, November 12, 2026 – Bio Green Med Solution, Inc. (NASDAQ: BGMS; “BGMS” or the “Company”), a diversified company engaged primarily in the provision of fire safety protection and distribution activities, today announced third quarter financial results and provided a business update.

Highlights of the third quarter ended September 30, 2026, or in some cases shortly thereafter, include:

●	In October, the Company’s previously filed Form S-4, detailing the Company’s proposed Business Combination Agreement with Future NRG Sdn. Bhd., a Malaysia private limited company, was declared effective. The Company is planning to hold a Special Meeting in November 2026 to obtain shareholder approval for the proposed Business Combination.
●	In October, the Board of Directors of the Company declared a quarterly cash dividend of $0.15 per share on the Company’s 6% Convertible Exchangeable Preferred Stock, which cash dividend was paid on November 1, 2026, to holders of record as of the close of business on October 26, 2026.

“During the third quarter, our fire safety business generated $454,000 in product revenue, compared to $81,000 in the prior-year period, and yielded a gross margin of approximately 25%, while our net loss narrowed to $0.4 million from $1.0 million in the prior-year period,” said Datuk Dr. Doris Wong Sing Ee, Chief Executive Officer and Executive Director. “We also reduced general and administrative expenses by 37% year over year and ended the quarter with $3.5 million in cash and cash equivalents. We remain focused on executing in Malaysia’s fire safety market and on working toward the completion of our proposed business combination with Future NRG, which remains subject to the closing conditions and termination rights set forth in the Business Combination Agreement.”

Financial Highlights

As of September 30, 2026, cash and cash equivalents totaled $3.5 million, compared to $3.5 million as of December 31, 2025.

Net cash used in operating activities was $0.9 million for the nine months ended September 30, 2026. The Company estimates that its current cash resources will fund planned expenditure into the second quarter of 2027.

Following the acquisition of Fitters Sdn. Bhd. on September 12, 2025, product revenue from sales and distribution of fire safety equipment was $454,000 for the three months ended September 30, 2026, compared to $81,000 for the same period in the prior year.

Cost of sales related to sales and distribution of fire safety equipment was $339,000 for the three months ended September 30, 2026, yielding a gross margin of approximately 25%, compared to $64,000 for the same period in the prior year, yielding a gross margin of approximately 21%.

General and administrative expenses decreased by approximately $0.4 million from $1.0 million for the three months ended September 30, 2025 to $0.6 million for the three months ended September 30, 2026, due to regulatory filings and acquisition costs associated with the Fitters acquisition in the prior period.

Total other income, net, for the three months ended September 30, 2026, increased by approximately $70,000 from $4,000 for the three months ended September 30, 2025 to $74,000 for the three months ended September 30, 2026, due largely to interest income.

Income tax provision for the three months ended September 30, 2026, increased by approximately $3,000, from $0 for the three months ended September 30, 2025 to $3,000 for the three months ended September 30, 2026 and related to our fire safety business, acquired in September 2025.

Net loss from discontinued operations was $5,000 for the three months ended September 30, 2025 and is related to our former operations from biopharmaceutical activities. There was no activity from discontinued operations in the current period.

Net loss for the three months ended September 30, 2026, was $0.4 million, compared to $1.0 million for the same period in 2025.

About Bio Green Med Solution, Inc.

BGMS is a diversified company that was formerly engaged in the biopharmaceutical industry but as of September 2025 has shifted its operations to focus on provision of fire safety protection and distribution activities. Specifically, on September 12, 2025, the Company completed its acquisition of Fitters Sdn. Bhd., a Malaysia-based group specializing in fire protection products and services. The Company is now focused on advancing opportunities across these distinct sectors whilst maintaining its commitment to driving long-term value creation for shareholders. For additional information, please visit www.bgmsglobal.com.

Forward-looking Statements

Except for historical information, certain matters discussed in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and involve various assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or other comparable words. Actual results, performance or outcomes may differ materially from those expressed or implied by these forward-looking statements and may not align with historical performance and events due to a number of factors, including those discussed in the sections of our annual report on Form 10-K entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” and those discussed in our Form 10-Q quarterly reports filed after such annual report. BGMS’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on its own investor relations website at https://investor.bgmsglobal.com/sec-filings. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and caution should be exercised against placing undue reliance upon such statements, which are based only on information currently available to us and speak only as of the date hereof. We are under no duty to update publicly any of the forward-looking statements after the date of this earnings press release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE:

Bio Green Med Solution, Inc.

info@bgmsglobal.com

BIO GREEN MED SOLUTION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (LOSS)

(In $000s, except share and per share amounts)

	Three Months Ended
	September 30,
	2026	2025

Revenues:
Product revenue - fire safety	$454	$81
Revenues	$454	$81

Operating expenses:
Cost of sales	339	64
General and administrative	635	1,004
Total operating expenses	974	1,068
Operating loss	(520)	(987)
Other income (expense):
Foreign exchange (losses)	(3)	(14)
Interest income	44	9
Other income, net	33	9
Total other income, net	74	4
Loss from continuing operations before taxes	(446)	(983)
Income tax provision	(3)	-
Net loss from continuing operations	(449)	(983)
Discontinued operations:
Operating losses from discontinued operations	-	(5)
Net income from discontinued operations	-	(5)
Net loss	(449)	(988)
Dividend on convertible exchangeable preferred shares	(20)	(21)
Deemed dividend on warrant exchange	-	(1,494)
Net loss applicable to common shareholders	$(469)	$(2,503)
Basic and diluted earnings per common share:
Net loss per share, continuing operations – basic and diluted (common shareholders)	$(0.07)	$(1.31)
Net income per share, discontinued operations – basic and diluted (common shareholders)	$(0.00)	$(0.00)
Net loss per share – basic and diluted (common shareholders)	$(0.07)	$(1.31)

Weighted average common shares outstanding	6,622,794	1,912,495

BIO GREEN MED SOLUTION, INC.

CONSOLIDATED BALANCE SHEET

(In $000s, except share, per share, and liquidation preference amounts)

	September 30,	December 31,
	2026	2025

ASSETS
Current assets:
Cash and cash equivalents	$3,454	$3,505
Accounts receivable	974	1,257
Inventory	991	1,384
Prepaid expenses and other current assets	158	110
Total current assets	5,577	6,256

Property and equipment, net Property and equipment, net	134	137
Right-of-use lease asset	5	12
Goodwill	1,570	1,570
Property and equipment, net Non-current assets	192	210
Total assets	$7,478	$8,185
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$181	$617
Accrued and other current liabilities	634	715
Total current liabilities	815	1,332
Lease liability	-	2
Other liabilities	2	9
Total liabilities	817	1,343

Stockholders’ equity	6,661	6,842
Total liabilities and stockholders’ equity	$7,478	$8,185